Exhibit 99.1

Medifast, Inc. Announces New Take Shape for Life Executive Vice President

OWINGS MILLS, Md., May 23, 2013 – Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven portion-controlled weight-loss products and programs, announced today the appointment of Jeannette M. Mills to Executive Vice President, Take Shape for Life, effective June 3, 2013. Mills has served on the Company’s Board of Directors since 2008 and will report to Margaret Sheetz, President and Chief Operating Officer.

Mills joins Medifast having recently served as Vice President, Customer Operations and Chief Customer Officer at Baltimore Gas and Electric Company (BGE) where she directed all facets of customer engagement including customer operations and the company’s call center. Prior to that, Mills oversaw the planning and operation of BGE’s central Maryland natural gas distribution system. Other executive leadership positions held by Mills during her nearly 25-year career with BGE include gas and electric new business, electric system planning, resource management, project engineering and business transformation.

“Take Shape for Life continues to gain momentum and over the last few years we have built a very strong team with direct selling experience across field operations and training that will work directly with Jeannette,” commented Michael C. MacDonald, Medifast’s Chairman and Chief Executive Officer. “In Jeannette, we are gaining a seasoned executive with a proven track record of driving increased customer satisfaction through enhanced planning and operations. In particular, we believe Jeannette’s extensive relationship management and employee development experience in a consumer-centric organization such as BGE will help our Take Shape for Life sales channel as we continue to focus on health coach growth and client retention across the U.S.”

In conjunction with this appointment, Ms. Mills will no longer serve on the Company’s Board of Directors.

About Medifast

Medifast (NYSE: MED) is the leading easy-to-use, clinically proven, portion-controlled weight-loss program. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) the Take Shape For Life personal coaching division, 3) Medifast Weight Control Centers, and 4) a national network of physicians. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

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Investor Contact:

Timothy Robinson

Chief Financial Officer

ir@choosemedifast.com

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Katie Turner

(646) 277-1228